Exhibit 10.22

AUDITED
FINANCIAL STATEMENTS

U-VEND CANADA, INC.

NOVEMBER 30, 2013

U-VEND CANADA, INC.

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	1

Consolidated Financial Statements:

Consolidated Balance Sheets	2

Consolidated Statements of Operations	3

Consolidated Statement of Stockholders’ Deficiency	4

Consolidated Statements of Cash Flows	5

Notes to Consolidated Financial Statements	6 - 13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
U-Vend Canada, Inc.

We have audited the accompanying consolidated balance sheets of U-Vend Canada, Inc. and Subsidiary as of November 30, 2013 and 2012, and the related consolidated statements of operations, shareholders’ deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U-Vend Canada, Inc. as of November 30, 2013 and 2012, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, U-Vend Canada, Inc. has suffered recurring losses from operations and as of November 30, 2013 had negative working capital and a stockholders’ deficit.  The Company has obtained a capital lease equipment line in order to put revenue generating assets into place and subsequent to year end has been acquired by Internet Media Services, Inc. a United States public company. However, additional capital will be required in order to satisfy existing current obligations and finance working capital needs as well as additional losses from operations that are expected. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Freed Maxick CPAs, P.C.
Buffalo, New York
March 21, 2014

U-VEND CANADA, INC.
CONSOLIDATED BALANCE SHEETS
(expressed in Canadian dollars)
As of

	November 30,	November 30,
	2013	2012
ASSETS

Current assets:
Cash	$9,763	$59
Prepaid expenses and other assets	274	-
Inventory (net)	11,715	-
Total current assets	21,752	59

Property and equipment (net)	232,657	-
Security deposits	6,631	-
Total noncurrent assets	239,288	-

Total assets	$261,040	$59

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Accounts payable	$54,329	$22,150
Accrued expenses	35,901	69,330
Convertible notes payable, net of unamortized discount	164,370	31,979
Payable to Internet Media Services, Inc.	147,323	-
Due to officers	49,812	50,274
Current portion of capital lease obligations	32,082	-
Total current liabilities	483,817	173,733

Long term capital lease obligations (net of unamortized discount)	117,238	-

Total liabilities	601,055	173,733

Commitments and contingencies (Note 9)	-	-

Stockholders' deficiency
Class A common stock, no par value, unlimited authorized shares;
11,117,737 issued and outstanding (10,329,404 at November 30, 2012)
Additional paid-in capital	539,393	307,674
Accumulated deficit	(879,408)	(481,348)
Total stockholders' deficiency	(340,015)	(173,674)

Total liabilities and stockholders' deficiency	$261,040	$59

The accompanying notes are an integral part of the financial statements.

U-VEND CANADA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(expressed in Canadian dollars)
For the Years Ended

	November 30,	November 30,
	2013	2012

Revenue	$14,308	$5,094

Costs of revenue	11,682	2,871

Gross profit	2,626	2,223

Operating expenses:
Selling, general and administrative	346,356	104,837

Operating loss	(343,730)	(102,614)

Other expenses:
Interest expense	30,641	16,367
Other	23,689	1,039
	54,330	17,406

Loss before income tax provision	(398,060)	(120,020)

Income tax provision	-	-

Net loss	$(398,060)	$(120,020)

Net loss per share - basic and diluted	$(0.04)	$(0.01)

Weighted average common shares
outstanding - basic and diluted	10,673,737	10,272,338

The accompanying notes are an integral part of the financial statements.

U-VEND CANADA, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
(expressed in Canadian dollars)
For the Years Ended November 30, 2013 and 2012

				Total
	Common Stock	Additional Paid-in	Accumulated	Stockholders
	Shares	Capital	Deficit	Deficiency

Balances at November 30, 2011	10,196,238	263,000	(361,328)	(98,328)

Sale of common stock and warrants	87,333	24,000	-	24,000
Stock based compensation	45,833	11,000	-	11,000
Warrants and beneficial conversion feature issued with convertible notes	-	9,674	-	9,674
Net loss	-	-	(120,020)	(120,020)

Balances at November 30, 2012	10,329,404	307,674	(481,348)	(173,674)

Sale of common stock and warrants	334,166	85,000	-	85,000
Stock based compensation	203,645	55,021	-	55,021
Beneficial conversion feature issued with convertible notes	-	31,573	-	31,573
Common stock issued to settle accrued expenses	250,522	60,125	-	60,125
Net loss	-	-	(398,060)	(398,060)

Balances at November 30, 2013	11,117,737	$539,393	$(879,408)	$(340,015)

The accompanying notes are an integral part of the financial statements.

U-VEND CANADA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(expressed in Canadian dollars)
For the Years Ended

	November 30,	November 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(398,060)	$(120,020)
Adjustments to reconcile net loss to net
cash used by operating activities:
Depreciation expense	3,857	-
Stock based compensation	55,021	11,000
Provision for inventory reserve	2,000	-
Amortization of debt discounts	11,526	5,653
Amortization of capital lease debt discount	1,270	-
Change in fair value of convertible notes payable	23,438	-
Changes in operating assets and liabilities:
Increase in prepaid and other assets	(274)	-
Increase in inventory	(13,715)	-
Increase in security deposit	(6,631)	-
Increase in accounts payable and accrued expenses	58,875	41,323
Net cash used by operating activities	(262,693)	(62,044)

Cash flows from investing activities:
Purchase of property and equipment	(40,284)	-
Net cash used by investing activities	(40,284)	-

Cash flows from financing activities:
Proceeds from sale of common stock and warrants	85,000	24,000
Proceeds from issuance of convertible notes	129,000	36,000
(Repayments) advances from officers	(462)	2,089
Advances from Internet Media Services, Inc.	101,609	-
Principal payments under lease obligations	(2,466)	-
Net cash provided by financing activities	312,681	62,089

Net increase in cash	9,704	45

Cash - beginning of year	59	14

Cash - end of year	$9,763	$59

Cash paid for:
Interest	$10,663	$9,004
Income taxes	$-	$-

Non-cash financing activities:
Issuance of debt discounts on convertible notes	$31,573	$9,674
Issuance of debt discounts on capital leases	$45,714	$-
Common stock used to settle accrued expenses	$60,125	$-
Property and equipment financed by capital leases	$196,230	$-

The accompanying notes are an integral part of the financial statements.

U-VEND CANADA, INC.

NOTES TO THE CONSOILDATED FINANCIAL STATEMENTS
(expressed in Canadian dollars)

NOTE 1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

U-Vend Canada, Inc. was incorporated pursuant to the laws of the Province of Ontario in May 2009. The Company and its wholly-owned subsidiary U-Vend USA LLC (collectively the “Company”) develop, distribute and market various “next-generation” self-serve electronic kiosks in a variety of locations ranging from neighborhood grocery stores, drug stores, mass merchants, malls, and other retail locations in North America. Beginning in fiscal 2013, the Company owns and operates kiosks with a particular focus on health food, frozen treats and merchandise vending.

Management's plans

The accompanying consolidated financial statements have been prepared on a going concern basis. As shown in the accompanying consolidated financial statements, the Company incurred a loss of $398,060 during the year ended November 30, 2013, has incurred accumulated losses totaling $879,408, has a stockholders’ deficiency of $340,015 and has a working capital deficit of $462,065 at November 30, 2013. These factors, among others, indicate that the Company may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company follows a process of continuous development of its product offerings.  The Company’s product offerings have evolved to include offerings in three distinct product areas: 1) healthy vending; 2) brand merchandising; and 3) frozen treats. The Company has partnered with various national consumer product companies to deliver new and unique customer retail experiences in an automated setting. The Company requires significant additional financing to execute its business plan, to fund its marketing and sales efforts, and satisfy its obligations on timely basis.

Management's plans in this regard include, but are not limited to, its merger with Internet Media Services, Inc. (“IMS”) on January 7, 2014 (see Note 10). In connection with the merger, $40,000 of convertible notes were converted to common stock. In addition to the merger with IMS, the Company in conjunction with IMS will seek out financing to support the Company’s operations. As of November 30, 2013, the Company obtained a $1 million capital lease equipment line, placed approximately $200,000 of assets in service and has begun to recognize revenue from those assets in the fourth quarter of 2013. However, there is no assurance that the Company or IMS will be successful in completing a transaction that will provide sufficient additional financing. Should additional financing not be available, the Company will have to negotiate with its lenders to extend the repayment dates or convert notes payable, and curtail its business plan and marketing and sales efforts. There can be no assurance, however, that the Company will be able to successfully negotiate with its note holders in the event it fails to obtain additional financing. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of presentation - The consolidated financial statements of the Company expressed in Canadian dollars have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The Company operates in one operating segment, which is the management of vending machines.

Principles of Consolidation - The consolidated financial statements include the accounts of U-Vend Canada, Inc. and of its wholly-owned subsidiary U-Vend USA LLC.  All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates - The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates and be based on events different from those assumptions. Future events and their effects cannot be predicted with certainty; estimating, therefore, requires the exercise of judgment. Thus, accounting estimates change as new events occur, as more experience is acquired or as additional information is obtained.

Inventory - Inventories are stated at the lower of cost or market, and cost is determined by the average cost method.  Inventory is made up of finished goods ice cream. The Company records inventory reserves for spoilage and product losses.

Property and Equipment - Property and equipment are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred.  Depreciation is provided using the straight line method over the estimated useful life of the assets.  Electronic kiosks and related equipment have estimated useful lives between five and seven years.

Stock-Based Compensation – The Company issues shares of its common stock and warrants in exchange for services. Common shares issued for services are recorded based on the value of the shares issued. The fair value of common stock warrants issued for services is determined using the Black-Scholes option pricing model. The Company estimated the expected volatility based on data used by its peer group of public companies. The expected term was estimated based the expected time to expiration. The risk-free interest rate assumption was determined using the equivalent U.S. Treasury bonds yield over the expected term. The Company has never paid any cash dividends and does not anticipate paying any cash dividends in the foreseeable future. Therefore, the Company assumed an expected dividend yield of zero. Expense for stock-based awards are recorded as services are performed.

Debt Discounts - When a convertible feature of conventional convertible debt is issued, the embedded conversion feature is evaluated to determine if bifurcation and derivative treatment is required and whether there is a beneficial conversion feature. When the convertible debt provides for an effective rate of conversion that is below market value, this feature is characterized as a beneficial conversion feature (“BCF”). Prior to the determination of the BCF, the proceeds from the debt instrument were first allocated between the convertible debt and any embedded or detachable free standing instruments that were included (common stock warrants). The proceeds allocated to common stock warrants are recorded as a debt discount.

For the convertible notes, bifurcation of the embedded conversion feature was not required and the Company recorded the debt discount related to the common stock warrants and the BCF related to senior convertible notes as a debt discount and recorded the senior convertible notes net of the discount related to both the common stock warrants issued and the BCF. The debt discount is amortized to interest expense over the life of the debt. In the case of any conversion prior to the maturity date there will be an unamortized amount of debt discount that relates to such conversion. The pro rata amount of unamortized discount at the time of such conversion is recorded as a loss on extinguishment of debt.

Revenue Recognition - Revenue recognized during the year ended November 30, 2013 relates to sales from distributing co-branded self-serve electronic kiosks.  Currently, the Company operates 33 electronic kiosks in the greater Chicago, Illinois region and markets products supplied by its co-branding partners. Revenue is recognized at the time each vend occurs, that is, the payment method is approved and product is disbursed from the machine.

Revenue recognized during year ended November 30, 2012 relates to the sale of equipment, which was recognized when title of the goods transferred to the customer. Revenue is recognized net of sales taxes collected from customers and subsequently remitted to governmental authorities.

Earnings Per Common Share - The Company presents basic and diluted earnings per share. Basic earnings per share reflect the actual weighted average of shares issued and outstanding during the period. Diluted earnings per share are computed including the number of additional shares that would have been outstanding if dilutive potential shares had been issued. In a loss year, the calculation for basic and diluted earnings per share is considered to be the same, as the impact of potential common shares is anti-dilutive.

As of November 30, 2013, there were 1,750,668 (728,500 at November 30, 2012) shares potentially issuable under convertible debt agreements and warrants that could dilute basic earnings per share in the future that were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive due to the Company’s losses during the years presented.

Fair Value of Financial Instruments - Financial instruments include cash, accounts payable, accrued expenses, and convertible notes payable. Convertible notes for a fixed amount that may be converted into a variable number of shares are measured and reported at their fair value (see Note 4). Fair values of all other financial instruments were assumed to approximate carrying values for these financial instruments, since they are short term in nature or at interest rates that approximate the rates that the Company is currently able to borrow at.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Fair Value Measurement Topic of the FASB Accounting Standards Coded (“ASC") 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

Level 1 - defined as observable inputs such as quoted prices for identical instruments in active markets;

Level 2 - defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

Level 3 - defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Income Taxes - The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current year and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

The Company reviews tax positions taken to determine if it is more likely than not that the position would be sustained upon examination resulting in an uncertain tax position. The Company did not have any material unrecognized tax benefit at November 30, 2013 or 2012. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. During the years ended November 30, 2013 and 2012, the Company recognized no interest and penalties.

The Company is subject to tax reporting for federal income tax returns in Canada and the U.S. and various states. The Company is subject to Canadian federal, U.S. federal and state income tax examinations for the 2009 through 2013 tax years.

Advertising Costs - Advertising costs are expensed as incurred in the accompanying consolidated statements of operations. Advertising costs were $3,735 for the year ended November 30, 2013 ($7,950 - 2012).

Foreign Currency - The Company has determined that the Canadian Dollar is its functional currency for U-Vend Canada and the United States Dollar is the functional currency for U-Vend USA since that is the primary economic environment in which the entities operates.  Foreign currency transaction gains and losses resulting from or expected to result from transactions denominated in a currency other than the Company’s functional currency are recognized in other expense in the accompanying consolidated statements of operations. Foreign currency transaction losses were de minimus for the year ended November 30, 2013 and 2012.  The assets and liabilities of the U-Vend USA are translated into Canadian dollars at current exchange rates, and revenues and expenses are translated at average rates of exchange in effect during the period. The resulting translation adjustments are recorded as other comprehensive losses as a component within other comprehensive income in the consolidated statements of operations and comprehensive income.  During the year ended December 31, 2013 and 2012, the translation is not considered material.

NOTE 2. PROPERTY AND EQUIPMENT

As of November 30, 2013, property and equipment (net), which includes assets under capital leases consisted of the following:

	Life
Electronic kiosks	7 years	$25,484
Freezers	5 years	14,800
Capitalized lease equipment	7 years	196,230
		236,514
Less: Accumulated depreciation		(3,857)
Property and equipment (net)		$232,657

Depreciation expense for the year ended November 30, 2013 amounted to $3,857.

NOTE 3. CAPITAL LEASE OBLIGATIONS

The Company and IMS jointly entered into a term sheet dated October 15, 2013 with a financing company (“Lessor”) to provide for equipment lease financing in the aggregate amount of $1 million. All amounts borrowed under the lease financing agreement are secured by the leased equipment. The Company and IMS will use this financing to acquire certain equipment to be used in direct income producing activities of the Company. The Lessor was induced to extend the equipment lease line with a warrant to purchase common stock in IMS. The warrant was determined to have a fair value of $45,174, which was recorded as a discount to the obligation and will amortized over the term of the lease as additional interest expense.

On about November 1, 2013, the Company and IMS leased equipment worth $196,230 pursuant to financing by the Lessor. As per the terms of the agreement with the Lessor, the Company and IMS will be obligated to pay $57,200 annually and also buy the equipment from the Lessor for approximately $86,000 in November 2016. Accordingly, the lease has been treated as a capital lease.

The following schedule provides minimum future rental payments required as of November 30, 2013, under capital leases which have a remaining non-cancelable lease term in excess of one year:

2014	$57,200
2015	57,200
2016	52,434
Total minimum lease payments	166,834
Guaranteed residual value	86,191
253,025
Less: Amount represented interest	(59,261)
Present value of minimum lease payments and guaranteed residual value	193,764
Less: Current portion of capital lease obligations	(32,082)
Long term capital lease obligations and guaranteed residual value	161,682
Less: Unamortized debt discount on capital leases	(44,444)
Long term capital lease obligations and guaranteed residual value, net	$117,238

Equipment held under capital leases at November 30, 2013 had a cost of $196,230 and accumulated depreciation of $2,336. Depreciation expense for equipment held under capital leases during the year ended November 30, 2013 amounted to $2,336.

NOTE 4.  CONVERTIBLE NOTES PAYABLE

Convertible notes payable at November 30, 2013 and 2012 are comprised of the following:

	2013	2012
Convertible notes payable outstanding 12/1	$31,979	$-
Convertible notes issued during the year	129,000	36,000
Change in fair value of convertible notes	23,438	-
Debt discounts issued	(31,573)	(9,674)
Amortization of debt discounts	11,526	5,653
Convertible notes payable outstanding 11/30	$164,370	$31,979

During the year ended November 30, 2013, the Company issued two Convertible Promissory Notes (“2013 Notes”) in the aggregate principal amount of $125,000. The 2013 Notes, which are due on various dates between July 2014 and September 2014, bear interest at 18% per annum, are unsecured and are convertible into shares of common stock at a conversion rate of the lesser of $1.00 per share of common stock or at a 20% discount to the closing market price of the Company’s common stock on the date of maturity.  As a result of the conversion feature, the 2013 Notes represent a fixed liability amount convertible into a variable number of shares, and therefore are accounted for under ASC 480, Distinguishing between Liabilities and Equity. Under ASC 480, the Company is required to measure the 2013 Notes at fair value at each reporting date, with changes in fair value recognized in the statement of operations. The 2013 Notes payable with a face value of $125,000, were determined to have a fair value of $148,438 based on the likelihood of each option to settle the 2013 Notes obligations. Management determined the most likely scenario is the 2013 Note holders will convert at a discount to market. This determination of fair value is considered a Level 3 measurement. As a result of the increase in fair value, during the year ended November 30, 2013 $23,438 was charged against income. In connection with the 2013 Notes, the Company issued warrants to the holders to acquire an aggregate of 520,834 shares of its common stock with an exercise price of $0.24 per share. The warrants expire two years from the date of issuance. The warrants issued were valued using a Black-Scholes option-pricing model with a fair value of $30,729. The warrants were determined to be detachable instruments and were separately recorded as a discount to the 2013 Notes. As a result of recording the 2013 Notes at fair value and warrant discounts, the carrying value of the 2013 Notes at November 30, 2013 amounted to $125,034.

Also during the year ended November 30, 2013, the Company issued one Convertible Promissory Notes with terms consistent with the 2012 Notes in the aggregate principal amount of $4,000. The Note was due in September 2014, bore interest at the rate of 8% per annum, and was unsecured and convertible into 16,667 shares of the Company's common stock at the election of the Company at a conversion price of $0.24 per share.  In connection with the debt, the Company issued warrants to the Note holder to acquire an aggregate of 8,000 shares of its common stock with an exercise price of $0.24 per share. The warrants expire on the earlier of four years from the date of issuance or two years from the date the Company's shares are publicly traded. The warrants issued were valued using a Black-Scholes option-pricing model with a fair value of $422. The resulting fair value allocated to the debt component and effective conversion rate were used to measure the beneficial conversion feature in the amount of $422. The aggregate amounts allocated to the warrants and beneficial conversion feature of $844 were recorded as a debt discount and to additional-paid-in-capital.  The debt discount is amortized to interest expense over the stated term of the notes. The Note had a carrying value of $3,336 as of November 30, 2013. The Company converted the Note into equity upon consummation of the merger with IMS as detailed in Note 10.

During the year ended November 30, 2012, the Company issued ten (10) Convertible Promissory Notes (“2012 Notes”) in the aggregate principal amount of $36,000. The 2012 Notes were due on various dates between April 2013 and September 2013, bore interest at the rate of 8% per annum, were unsecured and convertible into 150,000 shares of the Company's common stock at the election of the Company at a conversion price of $0.24 per share.  In connection with the debt, the Company issued warrants to certain Note holders to acquire an aggregate of 70,167 shares of its common stock with an exercise price of $0.24 per share. The warrants expire on the earlier of four years from the date of issuance or two years from the date the Company's shares are publicly traded. The resulting fair value allocated to the debt component and effective conversion rate were used to measure the beneficial conversion feature in the amount of $4,837. The aggregate amounts allocated to the warrants and beneficial conversion feature of $9,674 were recorded as a debt discount and to additional-paid-in-capital.  The debt discount is amortized to interest expense over the stated term of the notes. The 2012 Notes had a carrying value of $36,000 as of November 30, 2013 ($31,979 - 2012). The Company converted all 2012 Notes into equity upon consummation of the merger with IMS as detailed in Note 10.

Warrants issued with debt were valued using the Black-Scholes priced model. The Company estimated the expected volatility based on data used by its peer group of public companies. The expected term was estimated based the expected time to expiration. The risk-free interest rate assumption was determined using the equivalent U.S. Treasury bonds yield over the expected term. The Company has never paid any cash dividends and does not anticipate paying any cash dividends in the foreseeable future. Therefore, the Company assumed an expected dividend yield of zero.

The Company recorded $11,526 and $5,653, for the years ended November 30, 2013 and 2012, respectively, as amortization of debt discounts, included as a component of interest expense.

Subsequent to November 30, 2013, the Company issued a convertible note payable with a principal amount of $50,000, and will bear interest at 18% per annum, is unsecured and convertible into shares of common stock at a conversion rate of $0.24 per share.. In connection with the convertible note payable, the Company issued warrants to the note holder to acquire an aggregate of 208,333 shares of its common stock with an exercise price of $0.24 per share. The warrants expire three years from the date of issuance.

NOTE 5.  STOCKHOLDERS’ DEFICIENCY

The Company has authorized an unlimited number of each of the following classes of stock:

Class A common stock - shares shall be entitled to receive dividends if and when declared by the board of directors; shall participate ratably with the holders of the Class B common and the Class C common shares in any distribution of assets in the event of a liquidation, dissolution or winding-up; and shall have voting rights. As of November 30, 2013, 11,117,737 shares of Class A common stock were issued and outstanding (10,329,404 at November 30, 2012).

Class B common stock - shares shall be entitled to receive dividends if and when declared by the board of directors; shall participate ratably with the holders of the Class A common and the Class C common shares in any distribution of assets in the event of a liquidation, dissolution or winding-up; and shall have voting rights. As of November 30, 2013 and 2012, no shares of Class B common stock were issued and outstanding.

Class C common stock - shares shall be entitled to receive dividends if and when declared by the board of directors; shall participate ratably with the holders of the Class A common and the Class B common shares in any distribution of assets in the event of a liquidation, dissolution or winding-up; and do not have voting rights. As of November 30, 2013 and 2012, no shares of Class C common stock were issued and outstanding.

Class D special shares - shares shall be entitled to receive dividends if and when declared by the board of directors; shall be entitled to receive $100 for each Class D share held, plus any declared and unpaid dividends before remaining assets are distributed to Class A, B and C holders, but no further proceeds beyond the redemption amount; and shall have voting rights. As of November 30, 2013 and 2012, no shares of Class D common stock were issued and outstanding.

Class E special shares - shares shall be entitled to receive dividends if and when declared by the board of directors, including the right to receive dividends in priority or ratably with the holder of common shares; shall be entitled to receive $100 for each Class E share held, plus any declared and unpaid dividends before remaining assets are distributed to Class A, B and C holders or amount paid to Class D holders, but no further proceeds beyond the redemption amount; and do not have voting rights. As of November 30, 2013 and 2012, no shares of Class E common stock were issued and outstanding.

During the year ended November 30, 2013, the Company sold in private placements an aggregate of 334,166 shares of Class A common stock and 247,500 warrants to acquire shares of Class A common stock for $85,000. The warrants are exercisable at a strike price of $0.24 and expire at the earlier of four years from the date of issuance or two years from the date the Company's stock is publicly traded.

During the year ended November 30, 2013, the Company entered into agreements and issued 203,645 shares of Class A common stock as consideration for the services outlined in the agreements. Accordingly, $48,875, representing the fair value of the shares issued, was charged to operations for services provided. Additionally, the Company issued 104,167 warrants for services with a fair value of $6,146. The warrants have an exercise price of $0.24 and are set to expire at the earlier of two years from the date of issuance or two years from the date the Company's stock is publicly traded.

Also during the year ended November 30, 2013, 250,522 shares of Class A common stock were issued to satisfy $60,125 of accrued liabilities related to services performed in previous years.

During the year ended November 30, 2012, the Company sold in a private placement an aggregate of 87,333 shares of Class A common stock and warrants to acquire 87,333 shares of Class A common stock for $24,000. The warrants are exercisable at a strike price of $0.24 and expire at the earlier of four years from the date of issuance or two years from the date the Company's stock is publicly traded.

During the year ended November 30, 2012, the Company entered into agreements and issued 45,833 shares of common stock as consideration for the services outlined in the agreements. Accordingly, $11,000, representing the fair value of the shares issued, was charged to operations for services provided during the year ended November 30, 2012.

The following summarizes the outstanding warrants as of November 30, 2013 and 2012:

	Exercise Price	2013	2012	Expiration

Class A Common Stock Warrant	$0.12	400,000	400,000	May 20, 2015

Class A Common Stock Warrant	$0.24	104,167	-	September 14, 2015
Class A Common Stock Warrant	$0.24	20,833	20,833	December 22, 2015
Class A Common Stock Warrant	$0.24	909,001	132,667	January 7, 2016

Class A Common Stock Warrant	$1.00	5,000	5,000	September 16, 2015
Class A Common Stock Warrant	$1.00	16,000	16,000	October 18, 2015
Class A Common Stock Warrant	$1.00	4,000	4,000	December 8, 2015
		1,459,001	578,500

Subsequent to November 30, 2013, the Company issued 983,333 shares and warrants to purchase 83,335 shares, with an exercise price of $0.24 and a term of two years. The total aggregate stock-based compensation in the subsequent period amounted to $279,172.

NOTE 6. INCOME TAXES

Following is a summary of the components giving rise to the income tax provision (benefit) for the years ended November 30, 2013 and 2012:

	2013	2012
Current
Federal and provincial	$-	$-

Deferred
Federal	(26,629)	(12,294)
Provincial	(17,753)	(8,195)
Less increase in valuation allowance	44,382	20,489
Net deferred	-	-

Total income tax provision	$-	$-

Individual components of deferred taxes are as follows as of November 30, 2013 and 2012:

	2013	2012
Deferred tax assets (liabilities)
Net operating loss carryforwards	$107,356	$62,974
Less valuation allowance	(107,356)	(62,974)

Gross deferred tax assets (liabilities)	$-	$-

The Company has approximately $429,000 in net operating loss carryforwards (“NOL’s”) available to reduce future taxable income. These carryforwards begin to expire in year 2029. Due to the uncertainty as to the Company’s ability to generate sufficient taxable income in the future and utilize the NOL’s before they expire, the Company has recorded a valuation allowance to reduce the net deferred tax asset. On January 7, 2014, the Company completed a merger with Internet Media Services, Inc., a U.S. based public entity, in a transaction which resulted in the Company becoming a subsidiary.  As a result of the merger the Company will evaluate the extent to which the utilization of the NOL carryforwards might be restricted or otherwise lost.

During the years ended November 30, 2013 and 2012 the Company had no unrecognized tax benefits.  The Company’s policy is to recognize interest accrued and penalties related to unrecognized tax benefits in tax expense.

The Company is required to file income tax returns in the Canadian Federal jurisdiction and in the Province of Ontario. The Company is also required to file income tax returns in the Unites States federal and state jurisdictions. However, the Company's U.S. subsidiary was inactive through the period ended November 30, 2013. The Company has not filed its tax returns with the federal provincial and state agencies since its formation in 2009. The tax years 2009-2013 generally remain open to examination by these taxing authorities. The Company does not expect material fines and penalties arising from its non compliance.

The differences between Canadian statutory Federal and Provincial income tax rate and the effective income tax rate in the accompanying consolidated statements of operations are as follows:

	2013		2012

Statutory Federal rate	15.0%		15.0%
Provincial rate	10.0%		10.0%
Permanent difference	(12	) %	(7.9	) %
Change in valuation reserve	(13	) %	(17.1	) %
Effective tax rate	0.0%		0.0%

NOTE 7.  DUE TO INTERNET MEDIA SERVICES, INC.

During the year ended November 30, 2013, in advance of the merger described in Note 10, Internet Media Services, Inc. provided cash advances to the Company for working capital needs, as well as provided a warrant to purchase stock in IMS to the financing company provided the Company its capital lease line. The advances are non-interest bearing and do not have a defined maturity date. The amount owed to IMS as of November 30, 2013 amounted to $147,323.

NOTE 8.  DUE TO OFFICERS

Two officers of the Company, who are also the two most significant shareholders of the Company, have provided the Company with lines of credit through use of personal credit cards. Total amounts due to officers at November 30, 2013 and 2012 amounted to $49,812 and $50,274, respectively. Included in interest expense for the year ended November 30, 2013 is $10,663 ($9,004 - 2012) of interest and charges incurred by the officers on behalf of the Company through use of their credit cards, which yield interest rates ranging from 12% to 26%. Subsequent to November 30, 2013, the Company converted the amounts due to officers to two unsecured promissory notes. The first note in the amount of $47,295 is due on January 14, 2018 and has an interest rate of 20%. The second note in the amount of $10,512 is due on January 14, 2017 and has an interest rate of 17%.

NOTE 9. COMMITMENTS AND CONTINGENCIES

The Company entered into two operating lease agreements, one to lease warehouse space in the greater Chicago, Illinois region and one to lease a vehicle. The warehouse lease is for a term of 54 months commencing in November 2013 and requires a monthly rent of $1,875 with annual scheduled rent increases. The vehicle lease is for a term of 48 months commencing in October 2013 and requires a monthly payment of $670. During the year ended November 30, 2013, rent expense under all operating leases was approximately $3,215. Expected minimum annual rental commitments under operating leases for years subsequent to 2013 are as follows:

2014	$31,007
2015	29,095
2016	29,516
2017	28,602
2018	22,325
2019	8,280
$148,825

NOTE 10.  SUBSEQUENT EVENTS

Merger - On January 7, 2014, the Company completed a merger with Internet Media Services, Inc., a U.S. based public entity through exchange of shares and equity instruments. The transaction resulted in the Company becoming a subsidiary of Internet Media Services, Inc.

Capital Leasing - In March 2014, the Company financed the purchase of 15 more vending machines by drawing on its $1 million capital lease equipment financing line in the amount of $98,625.